Exhibit 10.3

TRANSITION SERVICES AND RELEASE AGREEMENT

TO:	Hugh Sawyer

FROM:	Regis Corporation

DATE:	September 3, 2020

This Transition Services and Release Agreement (“Agreement”) is between Hugh Sawyer (“Executive”) and Regis Corporation (“Regis” or “Company”) collectively, the “parties”.  This Agreement sets out the terms of Executive’s separation of employment from Regis, as well as the terms of Executive’s subsequent consulting services to the Company.

TERMS OF AGREEMENT

1.
Termination of Employment.  Executive hereby resigns his employment as President and CEO of the Company effective as of the close of business on the day before the start date of Executive’s successor as President and CEO (the “Departure Date”).  The parties expect that Executive’s successor will start with the Company on October 1, 2020, but no later than October 5, 2020.  Effective on the Departure Date, Executive’s employment with the Company will terminate and the Executive will be removed from Executive’s position with the Company.  Executive hereby further resigns any position he holds as an officer, manager, director, Chairman of the Board of Directors, member of the Board of Directors, agent or in any other capacity of the Company or any of its affiliates (the “Affiliates”), or as a trustee or fiduciary of any employee benefit plans covering employees or other service providers of the Company or any of its Affiliates, in each case effective as of the Departure Date.  Simultaneously with Executive’s signing of this Agreement, Executive will sign a letter effectuating such voluntary resignations in the form attached hereto as Exhibit A, and agrees to execute any other documents necessary to effectuate such resignations.  The Company agrees to provide Executive with the opportunity to review and provide comments to the Company’s press release announcing Executive’s separation from employment, which comments the Company will incorporate within reason.

2.	Termination Payments. Executive shall be entitled to receive:

a.	All wages Executive has earned through and including the Departure Date;

b.	Three weeks of Executive’s unused PTO benefit;

c.
Any medical expenses incurred under the Company’s Group Executive Medical Reimbursement Policy that are incurred on or before the Departure Date, which reimbursements shall be made in the normal course upon timely presentation of claims;

d.
Reimbursement for all necessary business expenses Executive has incurred through the Departure Date, if any, for which Executive seeks reimbursement.  Any such request for reimbursement must be submitted in accordance with Regis’ policies regarding reimbursement requests.  Thereafter, Executive agrees that Executive will be ineligible for further expense reimbursement from Regis, unless otherwise required by law.  Upon submission of Executive’s timely request for reimbursement, Regis will reimburse Executive for all necessary business expenses Executive incurred pursuant to the Company’s regular business practices; and

e.
All compensation accrued as of the date of Executive‘s termination under each plan or program of the Company in which Executive may be participating at the time of termination in accordance with the terms of such plan or program, including but not limited to the Executive Retirement Savings Plan, the Regis Individual Secured Retirement Plan, and the Long-Term Incentive plans and equity awards thereunder.  This Agreement has no effect on such plans, and the amount to which Executive is entitled under the foregoing is subject to each plan’s terms and conditions.  For sake of clarity, “all compensation accrued as of the date of Executive’s termination under each plan or program of the Corporation” shall specifically include Executive’s contributions and all matching contributions made by Regis to the Executive Retirement Savings Plan and/or the Regis Individual Secured Retirement Plan, but shall not include any short-term incentive bonus for the fiscal year that ended in June 2020, or for any subsequent fiscal year.

3.
Sole Payments and Benefits.  By signing this Agreement, Executive agrees that the amounts identified in Section 2 shall be the sole and exclusive payments and benefits to which the Executive shall be entitled in respect of Executive’s termination of employment with the Company pursuant to this Agreement, and that these amounts represent all of the wages, benefits, and other amounts due to Executive as a result of Executive’s employment with Regis and the termination of that employment.

4.	Consulting Services.

a.
Effective as of the Departure Date and through the date that is the twelve (12) month anniversary of the Departure Date, or such earlier date as outlined in Section 4(d) below (the “Consulting Term”), the Executive shall serve as an Executive Advisor to the Company as reasonably requested by the Company in its sole discretion.  As Executive Advisor, Executive shall collaborate with the Company’s new CEO and will be reasonably available to provide advice and support solely related to the transition of his role to the new CEO, and in continuing to serve as a representative and spokesperson for the Company as set forth on Exhibit B hereto, and as may reasonably be requested from time to time by the Company’s Chief Executive Officer (“CEO”) or Board of Directors, consistent with Executive’s role as Executive Advisor, which may include written communication by email, telephonic communication and video conferencing with key constituents upon reasonable notice.  No travel will be required except by agreement of the parties and any such travel shall be in accordance with COVID-19 guidelines from the Centers for Disease Control and appropriate state authorities.  As Executive Advisor, Executive shall report directly to the Board of Directors, and agrees to undertake and faithfully perform the duties and responsibilities of such position as described herein.  As Executive Advisor, the Executive shall be an independent contractor of the Company.

b.
As compensation for the consulting services rendered hereunder, and subject to Executive’s continued compliance with Sections 6 and 7 below, Company shall pay the Executive a fee of equal to $1,200,000.00 (the “Consulting Fee”), 50% of which shall be payable in substantially equal installments biweekly in accordance with the Company’s normal payment policies, commencing on the Departure Date and continuing for six (6) consecutive months and 50% of which shall be payable in a lump sum on the first regularly scheduled payroll period in the seventh (7th) month following the Departure Date; provided that the first installment shall be paid on the first regularly scheduled payroll date following the date this Agreement becomes effective and irrevocable (without revocation).

c.
The Company will pay the employer portion of the Executive and his spouse’s COBRA premiums for health and dental insurance coverage under the Company’s group health and dental plans for a period of twelve (12) months following the Departure Date, provided Executive timely elects COBRA coverage; and provided further than such payment will cease if Executive becomes eligible to be covered under the health, dental and/or vision insurance policy of a new employer, or Executive ceases to participate, for whatever reason, in the Company’s group insurance plan.  Such benefit shall be treated as taxable compensation to Executive to the extent necessary to avoid adverse tax consequences to the Company or Executive.

d.
During the Consulting Term, the Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses (including expenses for any travel mutually agreed to by the parties) approved by the Company and incurred by the Executive in connection with the performance of the Executive's consulting duties hereunder in accordance with the Company's expense reimbursement policies and procedures, including submission by the Executive of reasonable documentation with respect to such expenses in accordance with the Company’s policies as in effect from time to time.

e.	The Consulting Term may be terminated prior to the expiration of the twelve (12) month term as follows:

i.	In the event of Executive’s death, the Consulting Term shall terminate on the date of death.

ii.
In the event of Executive’s physical or mental disability or health impairment which prevents the effective performance by Executive of Executive’s duties hereunder, with such termination to occur after Executive has been unable to substantially perform the Executive’s consulting services hereunder for three (3) consecutive months.  Any dispute as to Executive’s physical or mental disability or health impairment shall be settled by the opinion of an impartial physician selected by the parties or their representatives or, in the event of failure to make a joint selection after request therefor by either party to the other, a physician selected by the Company, with the fees and expenses of any such physician to be borne by the Company.

iii.	By mutual agreement between the Company and Consultant, with such termination to occur on a date agreed upon by the parties.

iv.
In the event of Executive’s breach of Sections 8 or 9 of the Employment Agreement, or of Sections 6 or 7 of this Agreement, with such termination to occur thirty (30) days after the Company provides written notice of any such breach above to Executive, and to the extent Executive has not cured said breach.

5.
Withholding Taxes; Independent Contractor Status.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.  The Executive acknowledges and agrees that, during the Consulting Term, (a) the Executive will be an independent contractor, and not an employee, of the Company within the meaning of all federal, state and local laws and regulations governing employment relationships, including insurance, workers’ compensation, and taxes; (b) except as expressly authorized by the Company, the Executive shall not have any right to act for, represent or otherwise bind the Company in any manner; (c) the Executive shall not be entitled to participate in any employee benefit plans or arrangements of the Company and shall not be provided with health and welfare benefits, including, without limitation, medical and dental coverage (other than Executive’s post-termination participation under COBRA), and (d) the Executive shall be solely responsible for any workers’ compensation, unemployment or disability insurance payments, or any social security, income tax or other withholdings, deductions or payments (including self-employment taxes) that may be required by federal, state or local law with respect to any sums paid to the Executive hereunder..

6.
Non-disparagement Restrictions.  To the fullest extent permitted by law, Executive agrees not to make or endorse any disparaging or negative remarks or statements (whether oral, written, or otherwise) concerning Regis or its predecessors, successors, and/or assigns, as well as past and present officers, directors, agents, and/or employees.  The Company will instruct its current officers and directors to not make or endorse any disparaging or negative remarks or statements (whether oral, written, or otherwise) about Executive.  Nothing in this paragraph shall prevent the Executive or Regis or any of its officers or directors from providing truthful testimony and/or information in response to a lawful subpoena, court order or governmental inquiry.  Furthermore, nothing in this paragraph shall be applied to limit or interfere with Executive’s right to engage in the “Protected Activities” as defined in Section 17 below.

7.
Non-Disclosure of Confidential or Proprietary Information; Compliance With Non-Competition and Non-Solicitation Restrictions.  Executive hereby acknowledges Executive’s obligations under Sections 8 and 9 of the Employment Agreement between Executive and Regis Corporation dated April 17, 2017 (the “Employment Agreement”).  Executive further reaffirms such obligations, and agrees that these obligations continue to apply to Executive during (and with respect to Section 8, after) the Consulting Term.  Furthermore, Executive agrees that for purposes of the Employment Agreement, the definition of “Non-Competition Period” shall mean the period during which the Executive provides consulting services to the Company and through the end of the twenty-four month period immediately following the end of the Consulting Term.  All other terms and obligations of the Employment Agreement shall remain in full force and effect.

8.
Return of Corporate Property.  By signing below, Executive represents and warrants that all Regis property will be returned to Regis at the end of the Consulting Term, in order to facilitate his role as Executive Advisor.  Executive will not retain any copies, electronic or otherwise, of any Regis property after the end of the Consulting Term.  Notwithstanding this paragraph of this Agreement, Executive may keep documents pertaining to Executive’s compensation and/or benefits. The Company acknowledges that the Executive has previously purchased his Android mobile device from the Company, but the parties agree that the Company shall not be obligated to cover any expenses related to Executive’s use of such device after the Departure Date. The Company will permit Executive to utilize his Company-issued Microsoft Surface Pro during the period of the Consulting Term, and Executive agrees to return said device at the conclusion of the Consulting Term.

9.
Litigation and Other Legal Matters.  Executive agrees to be reasonably available upon reasonable notice from Regis, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, including in connection with any pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, internal or external to Regis or any of the other Released Parties, with respect to matters of which Executive has knowledge or should have knowledge.  Regis will cooperate with Executive’s reasonable scheduling needs; will reimburse Executive for Executive’s reasonable expenses incurred in connection with Executive’s obligations under this paragraph; and will negotiate in good faith and agree upon an appropriate per diem or hourly rate for any cooperation and/or assistance provided by Executive after the Departure Date.

10.
References.  Executive agrees that Executive will refer all reference checks regarding his employment with Regis to the Vice President of Human Resources for the Company.  For all reference checks that are referred to such person, references will be limited to confirmation of Executive’s dates of employment and last position held.

11.	General Release.

a.
In exchange for the benefits promised to Executive in this Agreement, Executive agrees to irrevocably and unconditionally release and discharge Regis Corporation, Regis Corp., Regis, Inc., and any and all subsidiaries, affiliates, predecessors, successors and/or assigns, as well as each of their past and present officers, directors, employees, and agents (collectively, the “Released Parties”), from any and all claims, liabilities, or promises, whether known or unknown, arising out of or relating to Executive’s employment with Regis through the date Executive signs this Agreement.  Executive waives these claims on behalf of Executive and his heirs, assigns, and anyone making a claim through Executive.  The claims waived and discharged include, but are not limited to, claims under or relating to:

i.	Title VII of the Civil Rights Act of 1964;
ii.	Sections 1981 through 1988 of Title 42 of the United Sates Code;
iii.	The Civil Rights Act of 1991;
iv.	The Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax qualified benefit plan);
v.	The Age Discrimination in Employment Act of 1967 (the “ADEA”);
vi.	The Rehabilitation Act of 1973;
vii.	The Immigration Reform and Control Act;
viii.	The Americans with Disabilities Act of 1990;
ix.	The Americans with Disabilities Amendments Act of 2008;
x.	The Fair Credit Reporting Act;
xi.	The Sarbanes-Oxley Act of 2002, to the extent permitted by law;
xii.	The Occupational Safety and Health Act;
xiii.	The Family and Medical Leave Act of 1993;

xiv.	The Equal Pay Act;
xv.	The Genetic Information Nondiscrimination Act;
xvi.	The Worker Adjustment and Retraining Notification Act;
xvii.	The Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq.;
xviii.	The Minnesota wage-hour and wage-payment laws;
xix.	The Minnesota’s Whistleblower Act, Minn. Stat. § 181.932;
xx.	Minn. Stat. § 176.82;
xxi.	The non-discrimination and anti-retaliation provisions of the Minnesota State Workers’ Compensation and/or Disability Benefits Laws;
xxii.
Any other federal, state or local civil or human rights law or any other local, state or federal law, rule, regulation, code, guideline or ordinance, including but not limited to those relating to bias, whistleblower, discrimination, retaliation, compensation, employment or labor;

xxiii.	Any public policy, contract (oral or written, express or implied), tort, or common law; and/or
xxiv.	Any statute, common law, agreement or other basis for recovering any costs, fees, or other expenses, including attorneys’ fees and/or costs.

b.
This release does not modify or affect (a) Executive’s right to enforce the terms of this Agreement; (b) Executive’s right to receive an award from a “Government Agency” (as defined in Section 17 below) under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency; (c) any vested rights and benefits that Executive may have under any applicable Company benefit or compensation plan; (d) any recovery to which Executive may be entitled pursuant to workers’ compensation and unemployment insurance laws; (e) any rights under directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise; (f) Executive’s right to challenge the validity of this Agreement under the ADEA; (g) Executive’s right to payments or benefits described in Sections 6(c) and 4(d) of the Employment Agreement, subject to and in accordance with the terms thereof; (h) Executive’s rights with respect to any equity awards granted to Executive by the Company; (i) any rights that arise after the date Executive executes this Agreement; or (j) any right where a waiver is expressly prohibited by law.

c.
Executive understands and agrees that, with the exception of Executive’s right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, Executive is not entitled to receive any money or other relief in connection with the claims Executive is releasing in this Agreement, regardless of who initiated or filed the charge or other proceeding.

d.
Executive understands that this Agreement has to meet certain requirements to validly release any claims Executive might have under the ADEA (including under the Older Workers’ Benefit Protection Act), and Executive represents that all such requirements have been satisfied, including that:

i.	The Agreement is written in a manner that is understandable to Executive;

ii.	Executive is specifically waiving ADEA rights;

iii.	Executive is not waiving ADEA rights arising after the date of Executive signing this Agreement;

iv.	Executive is receiving valuable consideration in exchange for execution of this Agreement that Executive would not otherwise be entitled to receive;

v.	Regis is hereby, in writing, encouraging Executive to consult with an attorney before signing this Agreement; and

vi.	Executive received 21 days to consider this Agreement and at least 7 days to rescind it.

12.
Notice of Right to Consider and Rescind Agreement.  Regis hereby advises Executive to consult with an attorney of Executive’s choice before signing this agreement releasing any rights or claims that Executive believes Executive may have under the ADEA.  Once this Agreement is executed, Executive may rescind this Agreement within fifteen (15) calendar days to reinstate any claims under the ADEA.  To be effective, any rescission within the relevant time period must be in writing and delivered to Regis, in care of the Company’s General Counsel, 3701 Wayzata Blvd., Suite 500, Minneapolis, MN 55416, by hand or by mail within the fifteen (15) day period.  If delivered by mail, the rescission must be (1) postmarked within the fifteen (15) day period; (2) properly addressed to Regis; and (3) sent by certified mail, return receipt requested.

13.
Compliance with the Minnesota Human Rights Act and Notice of Right to Consider and Rescind Agreement.  Regis hereby advises Executive to consult with an attorney of his choice before signing this Agreement releasing any rights or claims that Executive believes Executive may have under the Minnesota Human Rights Act (MHRA).  Once this Agreement is executed, Executive may rescind this Agreement within fifteen (15) calendar days to reinstate any claims under the MHRA.  To be effective, any rescission within the relevant time period must be in writing and delivered to the Company, in care of the Company’s General Counsel, 3701 Wayzata Blvd., Suite 500, Minneapolis, MN 55416 by hand or by mail within the fifteen (15) day period.  If delivered by mail, the rescission must be (1) postmarked within the fifteen (15) day period; (2) properly addressed to the Company; and (3) sent by certified mail, return receipt requested.

14.
Release Renewal.  As additional consideration for the Company’s obligations under this Agreement, Executive agrees to execute releases coextensive with the release provisions of this Agreement (1) on the Departure Date; and (2) within thirty days of the end of the Consulting Term.  The Company will provide Executive with release agreements in advance of the Departure Date and the end of the Consulting Term.

15.	Binding Nature of Agreement. This Agreement is binding on the parties and their heirs, administrators, representatives, executors, successors, and assigns.

16.
No Assignment.  Executive warrants that Executive has not assigned, transferred nor purported to assign or transfer any claim against Regis or the Released Parties, and that Executive will not assign or transfer nor purport to assign or transfer hereafter any claim against Regis or the Released Parties.

17.
Protected Activities.  Executive and the Company each acknowledge and agree that nothing in this Agreement shall be applied to limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with a Government Agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency. For purposes of this Agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission.  Executive understands that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) in court proceedings if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to Executive’s attorney in such lawsuit, provided that Executive must file any document containing the trade secret under seal, and Executive may not disclose the trade secret, except pursuant to court order.  However, Executive is not authorized to make any disclosures as to which the Company may assert protection from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of the Company’s General Counsel or another authorized officer designated by the Company.  The disclosures and actions protected in this Section 17 are referred to herein as “Protected Activities.”

18.
Severability.  The provisions of this Agreement are severable.  If any provision (excluding the General Release above) is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

19.
Section 409A. The payments and benefits under this letter agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), whether pursuant to the short-term deferral exception or otherwise, and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be exempt from Section 409A. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which such expense is incurred.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

20.
Entire Agreement.  Except to the extent that Executive has an arbitration agreement with Regis, this Agreement, Sections 4(d), 8, 9 (as modified by Section 7 of this Agreement), 10, and 11(l) of the Employment Agreement, and any applicable equity award agreements, set out the entire agreement between Executive and Regis and supersede any and all prior oral or written agreements or understandings between Executive and Regis concerning Executive’s termination of employment.  Executive and the Company acknowledge and agree that any terms of the Employment Agreement that survive the Departure Date remain in full force and effect in accordance with the Employment Agreement.  Any arbitration agreement that Executive has with Regis will continue in full force and effect.  Furthermore, the Company retains any rights it might have under (A) Section 10(b) of the Employment Agreement; (B) any clawback policy in effect on the Employment Commencement Date; or (C) any law applicable to the Executive; to cease making and/or recover any benefits outlined in Section 4 above and/or recover shares of the Company’s stock delivered or deliverable in connection with the Initial Equity Award or amounts corresponding to the Initial Equity Award.

21.	Executive Representations. Executive represents that he:

a.	has the right and the Company has encouraged Executive to review all aspects of this Agreement with an attorney of Executive’s choice;

b.	has had the opportunity to consult with an attorney of Executive’s choice and has either done so or freely chosen not to do so;

c.	has carefully read and fully understand all the provisions of this Agreement; and

d.	is freely, knowingly, and voluntarily entering into this Agreement.

22.	Effective Date of Agreement. This Agreement will become effective on the sixteenth day after Executive signs it, provided that Executive has not rescinded the Agreement.

23.
Valid Agreement.  As stated above, Executive agrees that this Agreement and its releases fully comply with the ADEA.  Executive also agrees that this Agreement and its releases fully comply with the Minnesota Human Rights Act, and all other laws, statutes, ordinances, regulations, and/or principles of common law governing releases.

24.
No Admission of Liability.  Regis denies any and all liability to Executive.  Executive understands and agrees that this Agreement is not an admission of wrongdoing or liability, including, but not limited to, any violation of any federal, state, and/or local law, statute, ordinance, contract, and/or principle of common law by Regis and/or any individuals and/or entities associated with Regis.

25.
Attorneys’ Fees.  Executive agrees that Executive is responsible for his own attorneys’ fees and costs, if any, incurred in any respect, including but not limited to in connection: with Executive’s employment with Regis; with the termination of Executive’s employment with Regis; and with negotiating and executing this Agreement.

26.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota and the laws of the United States, where applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Hugh Sawyer	9/4/2020
Hugh Sawyer	Date

REGIS CORPORATION

/s/ Virginia Gambale	9/4/2020
By: Virginia Gambale	Date
Title: Lead Director

Exhibit A

September __, 2020

Regis Corporation
3701 Wayzata Blvd., Suite 500
Minneapolis, MN 55416

To Board of Directors of Regis Corporation:

I am writing to and do hereby resign from my positions as Chairman, President and CEO of Regis Corporation (the “Company”) and its Board of Directors pursuant to the terms of my April 2017 Employment Agreement and effective as of the close of business on the day before the start date of the Company’s new CEO (“Departure Date”). I also resign from any and all other positions that I hold as an officer, manager, director, agent or in any other capacity of the Company and each of its affiliates, or as a trustee or fiduciary of any employee benefit plans covering employees or other service providers of the Company or any of its affiliates, effective as of the Departure Date.

It has been a privilege to serve our constituents since 2017 and the millions of customers who utilize our services. I am proud of the progress made by our team during my tenure, including: i) accelerating our conversion to a franchise platform, ii) transforming our company with technology, iii) aligning support for the value salon sector and focusing on our core brands, iv) eliminating non-essential costs while reinvesting for a better future, v) upgrading our marketing and digital education efforts and vi) and successfully amending our revolving credit facility to provide the long-term flexibility needed to navigate the uncertainties caused by the pandemic.

I am grateful to my colleagues, franchise partners and stylists for the advice and support I have received during my time at Regis. Although we face a challenging external environment, we have extraordinarily talented partners and employees who are committed to finding the creative solutions that will fortify our long-term success. I look forward to working with our new CEO and the Board to facilitate a successful transition to a longer-term growth phase. I acknowledge and agree that my resignation from the Board of Directors of the Company is not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices for purposes of the Company’s Form 8-K to be filed with the Securities and Exchange Commission.

Finally, after 44 years of work I am looking forward to retiring from active management and spending precious days with my family.

To my colleagues, thank you and best wishes for health and happiness in the years ahead.

With kind regards,

Hugh Sawyer

Exhibit B

Executive Advisor Consultative Advice and Support

In accordance with Paragraph 4 hereof, during the Consulting Term, Executive shall work collaboratively with the new CEO and will be reasonably available in a manner consistent with his position and as reasonably requested from time to time by the CEO, and shall report to the Board of Directors.  Such consultative advice and support shall solely relate to the transition of his role to the new CEO, and in continuing to serve as a representative and spokesperson for the Company, including such items as listed below, and to the extent such additional advice is reasonably requested by the CEO or the Board of Directors.

•	Provide reasonable access from time to time to the CEO and Board of Directors during the Consulting Term

•	Work with the CEO to facilitate a smooth transition of duties.

•	Work with the CEO to provide information, data or insight to facilitate the transition

•	Communicate with key constituents, including, franchisees, clients, landlords, current and potential franchisees in connection with CEO transition.

•	Provide an introduction to Walmart senior management

•	Communicate with management and employees in connection with CEO transition.

•
Assist in the transition of other key relationships to CEO, including shareholders, lenders, current and potential franchisees, employees, landlords, and outside financial, legal, accounting, and consulting relationships.

•	Advise CEO, as requested, related to implementation of key strategic initiatives, including any ongoing or future changes to the Company’s business in response to the COVID-19 epidemic.

•	Advise CEO in connection with lease negotiations.

•	Advise CEO in connection with refranchising process

•	Advise CEO in connection with ongoing G&A reductions

•	Provide reasonable assistance and consultation in connection with the transition and messaging to analysts, investors and other constituents.